Exhibit 99.1

PREMIER COMMUNITY BANKSHARES, INC.

Contact:

John A. Willingham SVP & CFO – jwillingham@pcbi.com or 540.450.3077

Press Release

December 13, 2006

Premier Community Bankshares, Inc.

Announces Increase in Dividend

Winchester, Virginia ---The Board of Directors of Premier Community Bankshares, Inc. announced the declaration of a $0.26 per share annual dividend payable on or before January 25, 2007, to shareholders of record as of December 29, 2006. This represents the eighth consecutive year the Company has increased its dividend.

Premier Community Bankshares, Inc. is the holding company resulting from the merger of Marathon Bank, Winchester, Virginia and Rockingham Heritage Bank, Harrisonburg, Virginia. In July of 2005, the Company opened the third bank in the holding company, Premier Bank, to serve the Martinsburg/Shepherdstown, West Virginia Markets. The multi-bank holding company has total assets of approximately $900 million. The three subsidiary banks have twenty four branch offices serving the Shenandoah Valley and central region of Virginia and the Eastern Panhandle of West Virginia. The common stock is traded on the NASDAQ Stock Market under the symbol “PREM”.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances. Actual results could differ materially from current projections. Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.